EXHIBIT 99.1

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONTACT:	David Dick
Chief Financial Officer
212-590-6200

FD
Leigh Parrish, Jessica Greenberger
212-850-5651; 212-850-5759

dELiA*s, INC. ANNOUNCES

THIRD QUARTER 2010 RESULTS

New York, NY – November 23, 2010 – dELiA*s, Inc. (NASDAQ: DLIA), a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women, today announced the results for its third quarter of fiscal 2010.

Walter Killough, Chief Executive Officer, commented, “During the third quarter, we experienced a sequential improvement in sales trends in both the retail and direct segments. The improvement in our businesses that we began to see in August continued through the remainder of the quarter. In retail, while traffic has remained inconsistent, we have improved our sales execution which has resulted in increased conversion rates. As a result, we were able to deliver positive comparable store sales performance for the last two months of the quarter.”

Mr. Killough continued, “This positive sales performance has continued into the month of November. At the same time, we realize that in order to become profitable we need to continue to rationalize our expense structure. As a result, we have identified $8 million in annualized expense savings that we have begun to implement in the fourth quarter of 2010, with a total targeted reduction of over $10 million in expenses for fiscal 2011.”

Fiscal Third Quarter Results

Total revenue for the third quarter of fiscal 2010 increased 1.5% to $60.6 million from $59.7 million in the third quarter of fiscal 2009. Revenue from the retail segment increased 5.6% to $37.2 million, or 61.4% of total revenue. Revenue from the direct segment decreased 4.5% to $23.4 million, or 38.6% of total revenue.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

Total gross profit was 34.3% in the third quarter of fiscal 2010 as compared to 36.5% in the prior year quarter, predominantly reflecting lower merchandise margins in both segments and the deleveraging of occupancy costs.

Selling, general and administrative (SG&A) expenses were $24.5 million, or 40.3% of sales, for the third quarter of 2010 compared to $23.7 million, or 39.6% of sales, in the third quarter of 2009. The increase in SG&A as a percent of sales reflects the deleveraging of overhead expenses.

In the third quarter of fiscal 2010, the Company recorded a pre-tax non-cash goodwill impairment charge of $7.6 million related to its direct marketing segment. This charge is expected to have no impact on the Company’s business operations or bank credit relationships.

The operating loss for the third quarter of 2010, including the goodwill impairment charge, was $11.2 million, as compared to an operating loss for the third quarter of 2009 of $1.9 million.

Net loss for the third quarter of fiscal 2010 increased to $9.7 million, or $0.31 per diluted share, including the goodwill impairment charge of $0.24 per diluted share, compared to a net loss of $1.3 million, or $0.04 per diluted share, for the third quarter of fiscal 2009.

The benefit for income taxes for the third quarter of fiscal 2010 was $1.7 million as compared to $0.7 million for the third quarter of fiscal 2009.

Results by Segment

Retail Segment Results

Total revenue for the retail segment for the third quarter of fiscal 2010 increased 5.6% to $37.2 million from $35.2 million in the third quarter of fiscal 2009. Retail comparable store sales decreased 0.4% for the third quarter of fiscal 2010 compared to a decrease of 3.6% for the third quarter of fiscal 2009.

Gross profit for the retail segment, which includes distribution, occupancy and merchandising costs, was 29.3% compared to 30.9% in the prior year period. The decrease in gross profit was driven by lower merchandise margins and the deleveraging of occupancy costs.

SG&A expenses for the retail segment were $12.9 million, or 34.6% of sales, in the third quarter of fiscal 2010 compared to $12.1 million, or 34.4% of sales. The increase in SG&A dollars was driven by increased store count and overhead expenses.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

The operating loss for the third quarter of fiscal 2010 for the retail segment increased to $1.9 million from a loss of $1.2 million in the prior year period.

The Company had no store openings or closings during the third quarter of fiscal 2010 and ended the period with 115 stores.

Direct Segment Results

Total revenue for the direct segment for the third quarter of fiscal 2010 decreased 4.5% to $23.4 million from $24.5 million in the prior year period.

Gross profit for the direct segment was 42.2% in the third quarter of fiscal 2010 compared to 44.5% in the prior year period, driven by lower merchandise margins.

SG&A expenses for the direct segment were $11.6 million, or 49.5% of sales, in the third quarter of fiscal 2010, compared to $11.6 million, or 47.2% of sales, in the prior year period. The increase in SG&A as a percentage of sales reflects the deleveraging of selling and overhead expenses.

The operating loss for the third quarter of fiscal 2010 for the direct segment was $9.3 million, including the goodwill impairment charge of $7.6 million, compared with a loss of $0.7 million in the prior year period.

First Nine Month Results

For the nine month period ended October 30, 2010, total revenue decreased 2.4% to $153.8 million from revenue of $157.6 million for the prior year period. Total gross profit was 31.7% compared to 34.0% for the prior year period. SG&A expenses were $69.6 million, or 45.2% of sales, for the first nine months of fiscal 2010, compared to $67.7 million, or 43.0% of sales, for the prior year period.

Net loss for the first nine months of fiscal 2010 increased to $22.3 million, or $0.72 per diluted share, compared to a net loss of $9.6 million, or $0.31 per diluted share, for the first nine months of fiscal 2009. The net loss for the first nine months of fiscal 2010 included an after-tax severance charge of $1.1 million, or $0.04 per diluted share, recorded in the first quarter, and the aforementioned goodwill impairment charge of $7.6 million, or $0.24 per diluted share, recorded in the third quarter of fiscal 2010.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

The Company continues to expect year-end cash, including restricted amounts, to range from $35 million to $40 million.

Conference Call and Webcast Information

A conference call to discuss third quarter 2010 results is scheduled for Tuesday, November 23, 2010 at 8:30 a.m. eastern time. The conference call will be webcast live at www.deliasinc.com. A replay of the call will be available until December 23, 2010 and can be accessed by dialing 888-286-8010 and providing the passcode 90913403.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women. Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories, footwear and room furnishings to consumers through direct mail catalogs, websites, and dELiA*s mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	October 30, 2010	January 30, 2010	October 31, 2009
	(unaudited)		(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,356	$41,646	$26,396
Inventories, net	41,838	33,702	36,936
Prepaid catalog costs	3,934	2,354	4,765
Restricted cash	7,285	—	—
Deferred income taxes	1,138	1,138	2,000
Other current assets	12,393	12,954	11,187

TOTAL CURRENT ASSETS	80,944	91,794	81,284
PROPERTY AND EQUIPMENT, NET	52,444	55,342	56,484
GOODWILL	4,462	12,073	12,073
INTANGIBLE ASSETS, NET	2,419	2,419	2,423
RESTRICTED CASH	—	7,540	15,753
OTHER ASSETS	139	223	563

TOTAL ASSETS	$140,408	$169,391	$168,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$22,559	$24,562	$22,231
Accrued expenses and other current liabilities	21,257	26,173	27,073
Income taxes payable	825	733	715

TOTAL CURRENT LIABILITIES	44,641	51,468	50,019
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES	11,633	12,110	12,163

TOTAL LIABILITIES	56,274	63,578	62,182

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred Stock, $.001 par value; 25,000,000 shares authorized, none issued	—	—	—
Common Stock, $.001 par value; 100,000,000 shares authorized; 31,312,591, 31,309,216 and 31,201,514 shares issued and outstanding, respectively	31	31	31
Additional paid-in capital	99,292	98,636	98,430
(Accumulated deficit) retained earnings	(15,189)	7,146	7,937

TOTAL STOCKHOLDERS’ EQUITY	84,134	105,813	106,398

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$140,408	$169,391	$168,580

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	For the Thirteen Weeks Ended
	October 30, 2010		October 31, 2009
NET REVENUES	$60,610	100.0%	$59,736	100.0%

Cost of goods sold	39,838	65.7%	37,957	63.5%

GROSS PROFIT	20,772	34.3%	21,779	36.5%

Selling, general and administrative expenses	24,450	40.3%	23,678	39.6%
Impairment of goodwill	7,611	12.6%	—	0.0%
Other operating income	(63)	-0.1%	—	0.0%

TOTAL OPERATING EXPENSES	31,998	52.8%	23,678	39.6%

OPERATING LOSS	(11,226)	-18.5%	(1,899)	-3.2%
Interest expense, net	(91)	-0.1%	(97)	-0.2%

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(11,317)	-18.7%	(1,996)	-3.3%
Benefit for income taxes	(1,655)	-2.7%	(650)	-1.1%

LOSS FROM CONTINUING OPERATIONS	(9,662)	-15.9%	(1,346)	-2.3%
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	0.0%	5	0.0%
NET LOSS	$(9,662)	-15.9%	$(1,341)	-2.2%

BASIC AND DILUTED (LOSS) INCOME PER SHARE:
LOSS FROM CONTINUING OPERATIONS	$(0.31)		$(0.04)
INCOME FROM DISCONTINUED OPERATIONS	$—		$—

NET LOSS	$(0.31)		$(0.04)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,105,983		31,036,236

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	For the Thirty-Nine Weeks Ended
	October 30, 2010		October 31, 2009
NET REVENUES	$153,784	100.0%	$157,565	100.0%

Cost of goods sold	104,976	68.3%	103,968	66.0%

GROSS PROFIT	48,808	31.7%	53,597	34.0%

Selling, general and administrative expenses	69,587	45.2%	67,698	43.0%
Impairment of goodwill	7,611	4.9%	—	0.0%
Other operating income	(301)	-0.2%	—	0.0%

TOTAL OPERATING EXPENSES	76,897	50.0%	67,698	43.0%

OPERATING LOSS	(28,089)	-18.3%	(14,101)	-8.9%
Interest expense, net	(261)	-0.2%	(141)	-0.1%

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(28,350)	-18.4%	(14,242)	-9.0%
Benefit for income taxes	(6,015)	-3.9%	(4,598)	-2.9%

LOSS FROM CONTINUING OPERATIONS	(22,335)	-14.5%	(9,644)	-6.1%
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	0.0%	11	0.0%

NET LOSS	$(22,335)	-14.5%	$(9,633)	-6.1%

BASIC AND DILUTED (LOSS) INCOME PER SHARE:
LOSS FROM CONTINUING OPERATIONS	$(0.72)		$(0.31)
INCOME FROM DISCONTINUED OPERATIONS	$—		$—

NET LOSS	$(0.72)		$(0.31)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,103,574		31,033,822

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Thirty-Nine Weeks Ended
	October 30, 2010	October 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(22,335)	$(9,633)
Income from discontinued operations	—	11

Loss from continuing operations	(22,335)	(9,644)
Adjustments to reconcile net loss to net cash used in operating activities of continuing operations:
Depreciation and amortization	7,835	7,479
Stock-based compensation	651	700
Impairment of goodwill	7,611	—
Changes in operating assets and liabilities:
Inventories	(8,136)	(2,994)
Prepaid catalog costs and other assets	(935)	(7,845)
Restricted cash	255	(15,753)
Income taxes payable	92	(24,528)
Accounts payable, accrued expenses and other liabilities	(6,674)	(1,040)

Total adjustments	699	(43,981)

Net cash used in operating activities of continuing operations	(21,636)	(53,625)
Net cash provided by operating activities of discontinued operations	—	11

NET CASH USED IN OPERATING ACTIVITIES	(21,636)	(53,614)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,659)	(10,299)

NET CASH USED IN INVESTING ACTIVITIES	(5,659)	(10,299)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of mortgage note payable	—	(2,205)
Proceeds from exercise of employee stock options	5	2

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	5	(2,203)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(27,290)	(66,116)
CASH AND CASH EQUIVALENTS, beginning of period	41,646	92,512

CASH AND CASH EQUIVALENTS, end of period	$14,356	$26,396

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

SELECTED OPERATING DATA

(in thousands, except number of stores)

(unaudited)

	For The Thirteen Weeks Ended		For The Thirty-Nine Weeks Ended
	October 30, 2010	October 31, 2009	October 30, 2010		October 31, 2009
Channel net revenues:

Retail	$37,203	$35,235	$87,538		$84,151
Direct	23,407	24,501	66,246		73,414

Total net revenues	$60,610	$59,736	$153,784		$157,565

Comparable store sales	(0.4%)	(3.6%)	(4.8%)		(3.8%)

Catalogs mailed	13,560	14,576	31,222		33,148

Inventory—retail	$23,595	$20,348	$23,595		$20,348

Inventory—direct	$18,243	$16,588	$18,243		$16,588

Number of stores:
Beginning of period	115	104	109		97
Opened	—	4	9	*	13	**
Closed	—	—	3	*	2	**

End of period	115	108	115		108

Total gross sq. ft @ end of period	440.4	411.7	440.4		411.7

*	Totals include one store that was closed, remodeled and reopened in the second quarter of fiscal 2010, and one store that was closed and relocated to an alternative site in the same mall during the second quarter of fiscal 2010.
**	Totals include one store that was closed, remodeled and reopened in the first quarter of fiscal 2009, and one store that was closed and relocated to an alternative site in the same mall during the second quarter of fiscal 2009.